Exhibit 2

April 2, 2003

970183 Alberta Ltd.
c/o Matco Investments Ltd.
#400 – 497 – 8th Ave. SW
Calgary, AB
T2P 1E5

Attn: Mr. Ronald P. Mathison, President

Dear Sirs:

HSBC Bank Canada (the “Bank”) has agreed to establish the following credit facilities on the terms and conditions set out below.

Borrower:

970183 Alberta Ltd. (the “Borrower”).

Capital Loan

Amount:

$3,000,000 demand non-revolving loan (the “Capital Loan”).

Purpose:

To assist in financing the acquisition of 354,280 investment units of Synsorb Biotech Inc. (the “Corporation”) by the Borrower.

Availability:

Available in a lump sum following satisfaction of the conditions precedent below, by way of a direct advance.

Repayment:

All amounts outstanding under the Capital Loan shall be repaid on demand by the Bank, and unless and until otherwise demanded, interest shall be paid at the rate set out below and in the

HSBC Bank Canada
Commercial Banking
333 – 5th Avenue S.W., Calgary, Alberta T2P 3B6
Tel: (403) 266-7371         Fax: (403) 410-7034

manner provided in the attached Schedule. The Capital Loan shall, in any event, be repaid in full by June 1, 2003.

Interest and Fee:

Interest shall be paid at the Bank’s Prime Rate.

The Borrower shall pay to the Bank a set-up and administration fee of $2,500 of which $0 has been paid to the Bank and the balance of $2,500 shall be paid from the initial proceeds of the Capital Loan.

Security

The liability and indebtedness of the Borrower under the Capital Loan and this Facility Letter shall be evidenced, governed and secured, as the case may be, by the following documents (the “Security Documents”) completed in form and manner satisfactory to the Bank or its solicitors:

(a)	promissory note to evidence advances executed by the Borrower;

(b)	Hypothecation of Securities, Mutual Fund Units and Investment Instruments and related power of attorney owned by a Borrower, creating a first fixed financial charge over 354,280 units, each unit consisting of (i) one series A debenture of the Corporation in the principal amount and with an allocated cost of CAD8.40, (ii) one Series A warrant of the Corporation at a price and with an allocated cost of CAD0.02757937, (iii) five voting preferred shares, series V of the Corporation at a price and with an allocated cost of CAD0.00287851, and (iv) nine non-voting preferred shares, series W of the Corporation at a price and with an allocated cost of CAD0.00287851 per share;

(c)	original debentures, warrants and share certificates to support item (b) above;

(d)	assignment of security taken by the Borrower duly acknowledged by the Corporation;

(e)	all supporting certificates and opinions as the Bank may reasonably require.

Copies of the Bank’s usual forms of security and supporting documents are available for inspection upon request.

Conditions Precedent

In addition to the conditions precedent set out in the attached Schedule, it shall be a condition precedent to the advance and to the continued availability of the Capital Loan that the Bank shall have received:

(a)	confirmation of a CAD3,000,000 deposit by the Corporation, at the Bank;

(b)	confirmation from the Bank’s solicitor that the CAD3,000,000 security provided by the Corporation to the Borrower has been properly pledged;

(c)	confirmation from the Bank’s solicitor that the debenture and related documents granted by Corporation to the Borrower are satisfactory.

Conditions of Credit

The Conditions of Credit are set out in the attached Schedule.

Financial Statements and Reports

The Borrower shall deliver to the Bank such financial statements and information as and when requested by the Bank.

Bank’s Solicitors

Legal work and documentation is to be performed on behalf of the Bank by Allan Nielsen of Borden Ladner Gervais, Barristers and Solicitors.

Lapse, Periodic Review and Cancellation

At the option of the Bank, this Facility Letter shall lapse and the obligations of the Bank shall end if there has, in the opinion of the Bank, been a material adverse change in the financial condition of the Borrower, or if the conditions precedent have not been met and initial disbursement made, within three months of the date of the Facility Letter. The Capital Loan shall be subject to periodic review by the Bank not less frequently than annually, with corporate and, if applicable, land registry searches to be conducted annually at the Borrower’s cost. Any unadvanced portion of the Capital Loan shall be cancelled upon demand being made by the Bank for repayment of the amount outstanding under the Capital Loan.

The terms and conditions contained in the attached Schedule are incorporated into and form an integral part of this Facility Letter.

This Facility Letter may be accepted by the Borrower by signing, dating and returning to the Bank by 5:00 p.m. on April 3, 2003, the enclosed copy of this letter executed by the Borrower as set out below. Failing such acceptance, this offer shall be of no further force or effect.

Yours truly,

HSBC BANK CANADA

/s/ Rutger Niers Rutger Niers Assistant Vice President Commercial Banking	/s/ Perry Englot Perry Englot Vice President and Branch Manager

AGREED TO AND ACCEPTED THIS 3rd DAY OF APRIL, 2003.

THE BORROWER:

970183 Alberta Ltd.

Per:	/s/ Ronald Mathison

Per:

SCHEDULE TO FACILITY LETTER
FROM HSBC BANK CANADA
TO 970183 ALBERTA LTD.
DATED APRIL 3, 2003

The credit facilities as described in the Facility Letter shall be governed by the following terms and conditions:

Definitions

For the purpose of the Facility Letter, the following terms shall have the meanings indicated below:

“Bank’s Prime Rate” means the floating annual rate of interest established and recorded as such by the Bank from time to time as a reference rate for purposes of determining rates of interest it will charge on loans denominated in Canadian dollars and which was 4.75% on April 3, 2003. A certificate of a manager or account manager of the Bank shall be prima facie evidence of the Bank’s Prime Rate from time to time;

“Facility Letter” means the letter from the Bank to the Borrower to which this Schedule is attached, together with this Schedule, and includes all amendments and replacements thereof,

“Governmental Authorities” means any government, legislature, regulatory authority, agency, commission, board or court or other law, regulation or bill making entity having or purporting to have jurisdiction on behalf of any nation, province or city;

“Legal Requirement” means all laws, statutes, codes, ordinances, orders, awards, judgments, decrees, injunctions, rules, regulations, authorizations, consents, approvals, orders, permits, franchises, licences, directions and requirements of all Governmental Authorities.

Representations and Warranties

If a corporation, the Borrower represents and warrants, as at the time of drawing under or other utilization of the Capital Loan, that:

(a)	it has been duly incorporated and organized, is properly constituted, is in good standing and is entitled to conduct its business in all jurisdictions in which it carries on business or has assets;

(b)	the execution of the Facility Letter and the Security Documents and the incurring of liability and indebtedness to the Bank does not and will not contravene:

(i)	any Legal Requirement applicable to the Borrower;

(ii)	any provision contained in any other loan or credit agreement or borrowing instrument or contract to which the Borrower;

(c)	the Facility Letter and the Security Documents to which it is a party have been duly authorized, executed and delivered by the Borrower, and constitute valid and binding obligations of the Borrower, and are enforceable in accordance with their respective terms;

(d)	all necessary Legal Requirements have been met and all other authorizations, approvals, consents and orders have been obtained with respect to the Capital Loan and the execution and delivery of the Security Documents.

The Borrower also represents and warrants to the Bank that all financial and other information provided to the Bank in connection with the Capital Loan is true and accurate, and acknowledges that the offer of credit contained in the Facility Letter is made in reliance on the truth and accuracy of this information and the above representations and warranties.

Interest, Fee and Payment

(a)	Interest on the daily balance of principal advanced under the Capital Loan and remaining unpaid from time to time shall be payable by the Borrower as set out in the Facility Letter both before and after default and judgment;

(b)	Interest shall be compounded and payable on the last day of each month;

(c)	The fees collected by the Bank shall be its property as consideration for the time, effort and expense incurred by it in the review of documents and financial statements, and the Borrower acknowledges and agrees that the determination of these costs is not feasible and that the fees set out in the Facility Letter represent a reasonable estimate of such costs;

(d)	Any amounts which become payable to the Bank under the Facility Letter or the Security Documents and which are not paid when due shall accrue interest and be payable from the due date at the rate and manner stipulated for the Loan first described in the Facility Letter, if no other interest rate is expressed for such amounts;

(e)	All payments by the Borrower to the Bank shall be made at the address of the branch of the Bank set out on the first page of the Facility Letter or at such other place as the Bank may specify in writing from time to time. Any payment delivered or made to the Bank by 1:00 p.m. local time at the place where such payment is to be made shall be credited as of that day, but if made afterwards shall be credited as of the next day on which the said branch is open for business;

(f)	Notwithstanding anything to the contrary contained in the Facility Letter, the Bank may, in its discretion, make an advance under the Capital Loan to pay any unpaid interest or fees which have become due under the terms of the Facility Letter;

(g)	The obligation of the Borrower to make all payments under the Facility Letter and the Security Documents shall be absolute and unconditional and shall not be limited or affected by any circumstance, including, without limitation:

(i)	any set-off, compensation, counterclaim, recoupment, defense or other right which the Borrower may have against the Bank or anyone else for any reason whatsoever; or

(ii)	any insolvency, bankruptcy, reorganization or similar proceedings by or against the Borrower.

Conditions Precedent

In addition to the conditions precedent previously set out, it shall also be a condition precedent to the initial advance and continued availability of the Capital Loan that the Bank shall have received:

(a)	The Security Documents completed and, where necessary, registered in form and manner satisfactory to the Bank’s solicitors;

(b)	Satisfactory bankers’ and/or other agency reports on the financial position of the Borrower and such customers of the Borrower as the Bank may specify from time to time;

(c)	Verification of insurance arranged by the Borrower conforming to the Bank’s requirements;

(d)	If deemed necessary by the Bank, an environmental assessment, by a consultant and in form and content, acceptable to the Bank;

(e)	confirmation that the Borrower is in compliance with each of the terms and conditions of the Facility Letter.

Conditions of Credit

In addition to the conditions previously set out, the following conditions shall apply until the Capital Loan are repaid in full and cancelled:

(a)	The Borrower shall not, without the prior written consent of the Bank:

(i)	grant or allow any lien, charge, privilege, hypothec or other encumbrance, whether fixed or floating, to be registered against or exist on any of its assets, and in particular, without limiting the generality of the foregoing, shall not grant a trust deed or other instrument in favour of a trustee;

(ii)	become guarantor or endorser or otherwise become liable upon any note or other obligation other than in the normal course of business of the Borrower;

(iii)	declare or pay dividends on any class or kind of its shares, repurchase or redeem any of its shares or reduce its capital in any way whatsoever or repay any shareholders’ advances;

(iv)	amalgamate with or permit all or substantially all of its assets to be acquired by any other person, firm or corporation or permit any reorganization or change of control of the Borrower;

(b)	The Bank shall have the right to waive the delivery of any Security Documents or the performance of any term or condition of the Facility Letter, and may advance all or any portion of the Capital Loan prior to satisfaction of any of the aforesaid conditions precedent, but waiver by the Bank of any obligation or condition shall not constitute a waiver of such obligation or condition for any future advance;

(c)	All financial terms and covenants shall be determined in accordance with generally accepted accounting principles, applied consistently;

(d)	Any amount payable by the Borrower to the Bank under the Facility Letter or the Security Documents may be debited to any account of the Borrower with the Bank.

Hazardous Substances

(a)	To the best of the Borrower’s knowledge after due and diligent inquiry, no regulated, hazardous or toxic substances are being stored on any of the Borrower’s premises (the “Premises”) or any adjacent property, nor have any such substances been stored or used on the Premises or any adjacent property prior to the Borrower’s ownership, possession or control of the Premises. The Borrower agrees to provide written notice to the Bank immediately upon the Borrower becoming aware that the Premises or any adjacent property are being or have been contaminated with regulated, hazardous or toxic substances. The Borrower will not permit any activities on the Premises which directly or indirectly could result in the Premises or any other property being contaminated with regulated, hazardous or toxic substances. For the purposes of the Facility Letter, the term “regulated, hazardous or toxic substances” means any substance, defined or designated as hazardous or toxic wastes, hazardous or toxic material, a hazardous, toxic or radioactive substance or other similar term, by any applicable federal, provincial or local statute, regulation or ordinance now or in the future in effect, or any substance or materials, the use or disposition of which is regulated by any such statute, regulation or ordinance;

(b)	The Borrower shall promptly comply with all statutes, regulations and ordinances, and with all orders, decrees or judgments of governmental authorities or courts having jurisdiction, relating to the use, collection, storage, treatment, control, removal or cleanup of regulated, hazardous or toxic substances in, on, or under the Premises or in, on or under any adjacent property that becomes contaminated with regulated, hazardous or toxic substances as a result of construction, operations or other activities on, or the contamination of, the Premises, or incorporated in any improvements thereon. The Bank may, but shall not be obligated to, enter upon the Premises and take such actions and incur such costs and expenses to effect such compliance as it deems advisable and the Borrower shall reimburse the Bank on demand for the full amount of all costs and expenses incurred by the Bank in connection with such compliance activities; and

(c)	The assets of the Borrower which are now or in the future encumbered by the Security Documents are hereby further mortgaged and charged to the Bank, and the Bank shall have a security interest in such assets, as security for the repayment of such costs and expenses and interest thereon, as if such costs and expenses had originally formed part of the Capital Loan.

Bank Visits

Representatives of the Bank shall be entitled to attend at the Borrower’s business premises and to view all financial records of the Borrower at any time, on reasonable notice, and in any event not less frequently than annually in conjunction with the annual review of the Capital Loan.

Legal and Other Expenses

The Borrower shall pay all reasonable legal fees and disbursements in respect of the Capital Loan, the preparation and issue of the Security Documents and the enforcement and preservation of the Bank’s rights and remedies, and all reasonable fees and costs for appraisals, insurance consultation, credit reporting and responding to demands of any government or any agency or department thereof, whether or not the documentation is completed or any funds are advanced under the Capital Loan.

Non-Merger and Non-Assignment

This Facility Letter shall, on execution by the Borrower, replace all previous facility letters from the Bank to the Borrower with respect to the Capital Loan. Any existing loan to the Borrower shall be modified, not refinanced, without novation of the Borrower’s existing facilities or obligations, by virtue of the Facility Letter unless otherwise provided in the Facility Letter. The terms and conditions of the Facility Letter shall not be merged by and shall survive the execution of the Security Documents. In the event of a conflict between the terms of this Facility Letter and the terms of the Security Documents the terms of this Facility Letter shall prevail. The Facility Letter shall enure to the benefit of the Bank and its successors and assigns, and may not be assigned by the Borrower.

Waiver or Variation

No term or condition of the Facility Letter or any of the Security Documents may be waived or varied orally or by any course of conduct of any officer, employee or agent of the Bank. Any amendment to the Facility Letter or the Security Documents must be in writing and signed by a duly authorized officer of the Bank.

Credit Reporting

The Borrower consents to the Bank obtaining from any credit reporting agency or from any person such information as the Bank may require at any time, and consents to the disclosure at any time of any information concerning the Borrower to any credit grantor with whom the Borrower has financial relations or to any credit reporting agency.

Time of Essence

Time shall be of the essence of the Facility Letter.